Exhibit 19

Effective Date: July 31, 2023
Supersedes: October 27, 2020
Responsibility: General Counsel
Approval: General Counsel
Document Number: GC - POL – 0016
SECTION    Legal
SUBJECT    Securities Transactions and Insider Trading Policy

I.Purpose
This Securities Transactions and Insider Trading Policy sets forth standards with respect to engaging in transactions in the securities of Sunnova Energy International Inc. (the “Company”) and the securities of other publicly traded companies with which the Company engages in transactions or does business (“other publicly-traded companies”). This policy applies to transactions by all employees, officers, members of the Board of Directors of the Company (“Directors”), consultants and contractors of the Company (collectively, “insiders”) and its various controlled affiliates and subsidiaries (hereinafter collectively referred to as the “Company Group”). In addition, this policy describes certain policies and procedures applicable to Directors and executive officers of the Company and to certain Designated Employees (as defined below) of the Company Group regarding restrictions on trading, preclearance and reporting of transactions. The Company’s Board of Directors has adopted this policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material inside information (as defined below) about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material inside information to other persons who may trade on the basis of that information.
II.Scope
This policy applies to all insiders, including the executive officers and Directors and to all employees of the Company Group. This policy also applies to any consultants and contractors of the Company Group who receive access to material inside information regarding the Company Group. This policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this policy. You are responsible for the transactions of family and household members and for entities you control, and therefore you should make them aware of the need to confer with you before they trade in Company securities. Questions regarding this policy should be directed to the Company’s General Counsel, who shall serve as the Company’s compliance officer for purposes of this policy.
III.Policy
Federal insider trading laws generally prohibit any insider (or any family member of an insider) who possesses material inside information relating to a publicly-traded company from transacting in securities of that company or engaging in any other action to take advantage of, or pass on to others, that information.
No insider who is aware of material inside information relating to the Company or another publicly-traded company may directly or through family members or other persons or entities (i) other than pursuant to a pre-approved 10b5-1 trading plan adopted pursuant to the terms of this policy, transact in the securities of the Company, including through the exercise of Company stock options, (ii) transact in the securities of another publicly-traded company or engage in any other action to take personal advantage of material inside information, or (iii) pass material inside information on to others outside the Company Group, including family, friends and business associates,
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Sunnova Energy International Inc.
Securities Transactions and Insider Trading Policy
or recommend that others engage in transactions in connection with material inside information (“tipping”). Transactions subject to this policy include purchases, sales and bona fide gifts.
If you are in possession of material inside information relating to the Company, neither you nor any person related to you or living in the same household as you may transact in Company securities (including stock, notes, debentures, publicly traded options, puts, calls or similar instruments), engage in any other action to take advantage of that information, or pass that information on to others. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transaction are not considered exceptions to this policy. Employees must also use good judgment to avoid creating even a perception or appearance that, in hindsight, they may be improperly using material inside information.
In addition, this policy prohibits any insider who, in the course of working for the Company Group, learns of material inside information about a company with which the Company Group does business, including a client, vendor or dealer, from trading in that company’s securities until the information is publicly disclosed (as defined below) or is no longer material. All employees should treat material inside information about the Company Group’s business partners with the same level of care required with respect to information related to the Company.
Insiders may be liable for communicating or tipping material inside information to any third party (“tippee”). Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be held liable for insider trading, including tippees who trade on material inside information tipped to them and individuals who trade on material inside information which has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material inside information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material inside information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.
Unauthorized disclosure of material inside information is a violation of this policy and the Corporate Communications, Public Disclosures and Social Media Policy, whether or not the information was disclosed for the purpose of conducting improper transactions in Company securities. Employees may not discuss material inside information with anyone outside the Company, including through the use of email, the internet or social media, including family members.

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Sunnova Energy International Inc.
Securities Transactions and Insider Trading Policy
A.Guidelines for Trading
1.Pre-Clearance/Reporting
In addition to being subject to all of the other limitations in this policy, all Directors and executive officers of the Company must obtain prior clearance from the General Counsel or his designee before they or any related person may transact in Company securities, including through the exercise of stock options or the transfer of options or shares as gifts. A request for pre-clearance must be submitted at least two business days in advance of the proposed transaction. Each proposed transaction will be evaluated to determine if it raises any insider trading concerns or is barred by a blackout period. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of material inside information about the Company and should describe any such information fully. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a forty-eight (48) hour period. If the transaction order is not placed within the forty-eight (48) hour period, clearance of the transaction must be re-requested.
All Directors and executive officers of the Company are required to report all trades of Company securities to the General Counsel and the Company’s Senior Director, Compensation and Benefits (“Filing Coordinator”) on the date of trade in order that the appropriate Securities and Exchange Commission (“SEC”) filings may be prepared and filed.
2.Mandatory “Black-Out” Period and Special “Black-Out” Periods
The period beginning on the 15th day of the last month of each fiscal quarter and ending at the open of the third trading day following the date of public disclosure of the financial results for that quarter is a mandatory “black-out” period during which all Directors and executive officers of the Company and Designated Employees must refrain from transacting in Company securities, including through gifts or the exercise of stock options where stock is sold to generate cash needed to pay the exercise price or withholding or electing “sell to cover” transactions to generate cash to pay withholding upon vesting of equity awards, except for any automatic sales pursuant to a pre-approved Rule 10b5-1 plan, because of inside information known to the Company and not yet disclosed to the public.
Additionally, from time to time a potentially material event or set of circumstances (such as merger and acquisition activities) may require the Company to implement a blackout period related to that specific event or set of circumstances (a “special black-out period”). If you could have access to material inside information concerning that event or circumstances, the General Counsel, or such other officer as the General Counsel may appoint, may designate you as
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Sunnova Energy International Inc.
Securities Transactions and Insider Trading Policy
being subject to the special black-out period. This designation is not limited to Directors and executive officers. If you are made subject to a special black-out period, you may not engage in any transaction involving Company Securities until advised that the special black-out period has been terminated. Special black-out periods will only be announced to those insiders who are aware of the event or circumstances giving rise to the special black-out period. Insiders made aware of the existence of a special black-out period may not disclose the existence of the special black-out period to any other person. Further, if an insider has material inside information relating to another company as a result of such person’s knowledge of a special black-out period, that insider may not trade in the securities of the other company while in possession of such information, except for any automatic sales pursuant to a pre-approved Rule 10b5-1 plan.
The existence of black-out periods and special black-out periods should not be considered a safe harbor for trading during other periods, and all insiders should use good judgment at all times. For example, occasions may arise when insiders become aware prior to a black-out period that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that could be material. In such a case, the general policy would still prohibit trading even though the timing of a potential trade is not within the black-out period. If you ever have questions about whether you are permitted to trade in Company securities at any particular time, you should contact the General Counsel.
3.Transactions by Others
This policy applies to your immediate family members and other persons living in your household. Under the laws of the United States and many other countries, you are responsible for the compliance of your immediate family and persons living in your household. You may also be held responsible for transactions by trusts and companies which you may control.
4.Rule 10b5-1 Plans
Rule 10b5-1 provides a safe harbor from insider trading liability. A pre-approved Rule 10b5-1 trading plan allows an insider to buy or sell Company securities without regard to certain insider trading restrictions, and transactions under a Rule 10b5-1 trading plan may occur even when the person who has entered into the plan is aware of material inside information. To comply with this policy, a 10b5-1 plan must be approved by the General Counsel or his designee and otherwise meet the requirements of Rule 10b5-1. In general, a 10b5-1 plan must be entered into, amended or rescinded at a time when the adoptee is not in possession of material inside information and outside of any applicable blackout periods. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to
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Sunnova Energy International Inc.
Securities Transactions and Insider Trading Policy
an independent third party. In general, the plan must include a cooling-off period before trading can commence that, for Directors or executive officers, ends on the later of 90 days after the adoption or modification of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted or modified (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than Directors or executive officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan. Any Rule 10b5-1 Plan should be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan.

5.“Limit” and “Stop Loss” Orders
Under securities laws, the “date of sale” of stock may be at a date later than the date at which the sale order was placed. For example, if you place a “limit” or “stop loss” order through a broker in connection with the sale of Company securities, the date of sale of these shares will be the day on which such order is executed, not the day on which the order is placed. Accordingly, if you become aware of material inside information regarding the Company after you placed a limit or stop loss order but prior to the execution of your order, you should revoke your order so that there will not be a sale of Company securities while you are in the possession of such material inside information.
6.Post Termination Transactions
If you are in possession of any material inside information when your employment terminates, you may not trade in Company securities until that information has been publicly disclosed or has lost its materiality. This policy will continue to apply to transactions involving Company securities after employees cease to be employed by the Company.
B.No Speculation, Hedging or Pledging
Short-range speculation in Company securities based on fluctuations in the market may put the personal gain of the employee in conflict with the best interest of the Company and its other security holders. Therefore, Directors, officers and employees and their related persons may not trade in options, warrants, collars, puts and calls or similar derivative investments in Company securities, sell Company securities “short”, enter into any hedging arrangement in Company securities or, if such a person purchases Company securities, sell Company securities of the same class during the six months following the purchase (or vice versa). In addition, Directors, officers and employees and their
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Sunnova Energy International Inc.
Securities Transactions and Insider Trading Policy
related persons may not hold Company securities in margin accounts or pledge Company securities as collateral for loans or margin accounts.
An exception to the prohibition on pledging by Directors may be granted for non-executive Directors who hold pre-IPO securities or have otherwise met the requirements of the Company’s Stock Ownership Policy. In the event a non-executive Director desires to pledge securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity and liquidity to repay the loan without resorting to sales of the pledged shares, the Director may request a waiver of the provisions of this section from the Nominating and Corporate Governance Committee (“Committee”). The Committee may grant an exception to this policy, in its sole discretion, based on a review of relevant factors including the financial capacity of the Director to repay the loan without resorting to the pledged shares and the magnitude of the pledged shares in relation to the Director’s other holdings and total shares outstanding.
C.Section 16 Compliance Program
Under SEC rules, the preparation and filing of Section 16(a) reports is the sole responsibility of executive officers and Directors (“Reporting Persons”). However, because of the complexities of compliance with the Section 16(a) filing requirements and to help prevent inadvertent violations of the short-swing profit rules, the Company has determined that it is prudent to provide Reporting Persons with assistance in preparing and filing their reports. In this regard, the following compliance procedures have been implemented:
1.Designated Filing Coordinator
The Company’s Vice President of Total Reward, who serves as the Company’s designated Filing Coordinator, and other select members of the Legal Department can assist all executive officers and Directors in preparing, reviewing and filing all Forms 3, 4 and 5. A Form 3 initial report has been filed for all current Reporting Persons and a power of attorney has been granted by the Reporting Persons for the filing of future reports.
2.Preparation and Filing
If a Reporting Person participates in any transaction that results in a change in ownership in their Company stock or other equity securities (including derivative securities), he or she should report the transaction(s) to the Filing Coordinator no later than the execution date of the transaction. The Filing Coordinator will contact Reporting Persons in January to coordinate preparation of their Form 5 (if applicable).
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Sunnova Energy International Inc.
Securities Transactions and Insider Trading Policy
Upon receiving the details of the transaction(s) from the Reporting Person, the Filing Coordinator will prepare each Form 4 and Form 5 on their behalf. Due to the short two-day period in which to file the reports, the Filing Coordinator may have the form executed on the Reporting Person’s behalf using the power of attorney that has been granted to the Company for this purpose and will file the completed form with the SEC. As discussed above, the SEC must receive the Form 4 no later than the second business day following almost any transaction, and Form 5 must be received by February 14 each year, so time is of the essence. A notice that the Form 4 or 5 has been filed with the SEC will be sent to the Reporting Person promptly following the filing.    Please contact the Filing Coordinator immediately if there may be any errors in the filing. If so, the Filing Coordinator will promptly amend the form. In most cases, the filing of an amendment to correct information will not result in the initial filing being deemed a late filing; so no proxy disclosure or other penalties should apply.
D.Further Information
The ultimate responsibility for adhering to this policy and avoiding improper transactions rests with you. If you have any doubt as to your responsibilities under this policy or have questions concerning the policy’s applicability, please direct your questions to the Legal Department before you act. Do not try to resolve uncertainties on your own.
IV.Responsibility
The General Counsel is responsible for setting this policy regarding transactions in securities of the Company and securities of other publicly-traded companies and for providing information and advice about this policy. It is the responsibility of all Directors, officers, employees, consultants and contractors to comply with the policy. Failure to comply with this policy may result in disciplinary action up to and including termination. Further, it should be noted that persons subject to this policy have ethical and legal obligations to not engage in transactions in Company securities or securities of other publicly-traded companies while in possession of material inside information. In all cases, the responsibility for determining whether an individual is in possession of material inside information rests with that individual, and any action on the part of the Company, the General Counsel or any other Company Group employee pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. In addition, you should be aware that violation of the securities laws may also result in civil and criminal penalties against you personally. Anyone with knowledge of a policy violation is responsible for reporting it to the General Counsel and shall assist in its investigation. Further, Reporting Persons have disclosure obligations and short-swing liability under Section 16 of the Exchange Act, and no action on the part of the Company, the General Counsel or any other Company Group employee pursuant to this policy (or otherwise) in any way reduces or eliminates such obligations or liability.
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Sunnova Energy International Inc.
Securities Transactions and Insider Trading Policy
V.Definitions
A.“Insider trading” means the trading in the securities (including options to purchase or sell securities) of a publicly-traded company when in possession of material inside information.
B.“Material inside information” means any information, positive or negative, where there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision regarding the purchase, sale or holding of the securities in question but which has not been publicly disclosed and is not otherwise available to the general public. Information may be significant for this purpose even if it alone would not determine the investor’s decision. In short, any information which could reasonably affect the price of the securities of a company is material information. Some examples of possible material information (whether applying to the Company or to other company such as a client) is information relating to:
•financial results;
•projections of earnings or significant changes in revenues or earnings trends;
•a pending or proposed merger, acquisition, joint venture or tender offer;
•a pending or proposed significant acquisition or disposition of assets;
•the securing, execution or termination of a significant contract;
•declaration of a stock split or the offering of additional securities, including debt;
•bank borrowings or other financing transactions out of the ordinary course;
•the establishment of a repurchase program for Company securities;
•the development of a significant new product or service;
•top management changes;
•a significant cybersecurity incident; or
•major litigation or regulatory action.
This list is not intended to be exhaustive and other types of information may also be considered “material”. If you have any doubt concerning the materiality of information, you should assume that it is material. You must not engage in any transactions in securities while in possession of material inside information as described above until after such information is publicly disclosed or is otherwise available to the general public.
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Sunnova Energy International Inc.
Securities Transactions and Insider Trading Policy
C.“Publicly disclosed” means wide dissemination in a manner sufficient to ensure such information is generally available to the investing public. The investing public must also have had sufficient time to absorb the information fully. This disclosure generally requires a filing with the SEC or distribution of a press release through a major national wire service. Selective disclosures to a few persons will not make information publicly disclosed. In addition, enough time should have passed to allow for broad circulation of the information (generally, material will be deemed publicly disclosed at the open of the third trading day following release). Therefore, it would be improper for you to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases.
D.“Designated Employees” means members of the Disclosure Committee, employees on the distribution of the monthly financial results package, the Senior Counsel II, Corporate Finance or those performing similar functions and other employees designated by the General Counsel.
VI.Approvals
Approved this ___ day of ____________, 2023.

_________________________
Executive Vice President,
General Counsel

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